EXHIBIT 21



                            LIST OF SUBSIDIARIES



     The Partnership is a joint venture partner in The JMB/Landings Associates, a general partnership which holds title to The Landings Shopping Center, located in Sarasota, Florida.

     The Partnership is a joint venture partner in The CIP/Ashby Partners, a general partnership which holds title to The Ashby at McLean Apartments, located in McLean, Virginia.

     The Partnership is a stockholder in the 1225 Investment Corporation, a corporation which holds title to the 1225 Connecticut Avenue, N.W. Office Building located in Washington, D.C.